Exhibit 99.1

McEWEN MINING REPORTS 2024 Q4 & YEAR-END RESULTS AND OUTLOOK FOR 2025

TORONTO, March 18, 2025 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) today reported its fourth quarter ("Q4") and full year 2024 financial and operational results. Production ounces in line with guidance coupled with higher gold prices contributed to increased revenues. Looking ahead, the Company is advancing key projects at Los Azules and Fox Complex while continuing to invest in growth initiatives.

Financial Results

Please note: Under US GAAP, McEwen Mining consolidates 100% of the accounts of its fully owned and majority owned subsidiaries in its reported financial results. Entities over which we exert significant influence but do not control (such as Minera Santa Cruz S.A. ("MSC''), the operator of the San José mine, and McEwen Copper, the owner of the Los Azules copper project) are presented as equity investments on our balance sheet.

Adjustments to our equity investments represent our share of these companies’ net income or loss, and are presented on our income statement. With the upcoming publication of the Los Azules feasibility study in June 2025, McEwen Copper expects to capitalize its expenses under US GAAP, reducing its impact on McEwen Mining’s net income, which was negatively affected by $47 million in 2024.

Consolidated 2024 production was 135,884 Gold Equivalent Ounces (GEOs) versus 154,587 GEOs in 2023. By 2030, consolidated GEO production could increase to 225,000 - 255,000 GEOs as a result of increased production from our Fox Complex.

Revenue in 2024 increased to $174.5 million, driven by sales of 74,911 GEOs from our 100%-owned Fox Complex and Gold Bar Mine. The average realized sale price(2) was $2,390 per ounce (oz) slightly above the 2024 London Bullion Market Association (LBMA) average of $2,386 per oz. Revenue in 2023 was $166.2 million from the sale of 88,699 GEOs at average realized price(2) of $1,927 per oz compared to the 2023 LBMA average of $1,941 per oz.

Gross profit in 2024 was $30.9 million versus $17.8 million in 2023.

Adjusted EBITDA(1) for 2024 was $29.2 million, or $0.57 per share, versus $7.7 million, or $0.16 per share in 2023. Adjusted EBITDA excludes the impact of McEwen Copper's expenses attributable to McEwen Mining of $47.0 million and reflects the earnings of our operating properties, including the San José mine. The improvement was driven by a 5% increase in revenue, supported by a 24% rise in realized gold prices year-over-year and a 5% reduction in production costs. This was partially offset by a 16% decrease in GEOs sold primarily due to lower volumes of processed mineralized material.

Net loss for 2024 was $43.7 million, or $0.86 per share, primarily due to $47.0 million of McEwen Copper-related expenses and $16.5 million invested in exploration across our 100%-owned mines. In contrast, our 2023 net income of $55.3 million ($1.16 per share) was driven by a $222.2 million one-time accounting gain from the deconsolidation of McEwen Copper.

Liquidity and Capital Resources

To strengthen our liquidity and fund our growth projects at the Fox Complex, following year-end, we issued $110.0 million in Capped Call 5.25% Convertible Senior Unsecured Notes due 2030 (the “Convertible Notes”). McEwen Mining is on track to significantly increase gold production at the Fox Complex, targeting 60,000 ounces by 2027, and a potential expansion to 120,000 - 150,000 ounces by 2030, subject to timely permit approval. As a result, our total annual consolidated production could increase to the 225,000 - 255,000 GEOs range stated earlier. This growth is supported by strategic investments in exploration, permitting, and infrastructure development.

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The Convertible Notes mature on August 15, 2030 with a 5.25% coupon, callable in 3.5 years, payable with cash, shares or a combination. A Capped Call option was included to mitigate the potential share dilution by effectively raising the conversion price from $11.25 to $17.30, representing a 100% premium over our closing share price on the day prior to the financing announcement.

Net proceeds of the Convertible Notes were approximately $90.8 million, after adjusting for $15.1 million of capped call costs, $4.1 million of underwriting costs, and other offering expenses. Of these proceeds, $20.0 million was used to retire half of the outstanding $40.0 million 9.75% senior secured credit facility.

Cash equivalents and restricted cash as of March 13, 2025, was $62.2 million, compared to $17.5 million as of December 31, 2024.

As of March 13, 2025 total debt was $130 million, reflecting the issuance of convertible notes, compared to $40 million at year-end 2024.

McEwen Mining holds a diversified portfolio of six royalties, including:

1.	1.25% NSR on McEwen Copper's Los Azules property in San Juan, Argentina
2.	1.25% NSR on McEwen Copper's Elder Creek property in Nevada, USA
3.	2.0% NSR on 20 individual exploration licenses near Newmont's Cerro Negro Mine and our jointly operated San José Mine in Santa Cruz, Argentina
4.	0.5% NSR on NevGold Corp's Limo Butte property in Nevada, USA
5.	1.0-2.0% NSR NevGold Corp's Cedar Wash property in Nevada, USA
6.	0.89% NSR (capped at $1.1M) on Fireweed Metals' Jason property in Yukon, Canada

Our investments in promising development and exploration companies include:

•	15,234,667 shares, representing 46.4% of McEwen Copper, with an implied value of $457 million based on McEwen Copper’s last financing price, and representing a value of $8.47 behind every McEwen Mining share.
•	10,000,000 shares, representing 5.4% of lnventus Mining Corp.
•	5,181,347 shares, representing 3.7% of Goliath Resources Limited
•	11,764,705 shares, representing 5.9% of Canadian Gold Corp. (closing pending)
•	4,401,955 shares, representing 4.7% of NevGold Corp.

Exploration: Extending Mine Life

Exploration at Fox Complex

In 2024, $8.1 million was invested in exploration and, as of December 31st, the Grey Fox deposit's estimated Indicated contained gold resource was increased by 32% to 1,538,000 ounces and the estimated Inferred gold resource was increased by 95% to 458,000 ounces.

The expansion of mineral resources at Grey Fox is attributable to exploration activities conducted throughout the year and an adjustment in the gold price used in calculations.

On February 27, 2025, we announced the results from 2024 and early-2025 drilling at Grey Fox expanding the Gibson Zone. Along with the discovery of multiple gold lenses, drill assays returned good grades and widths, such as in hole 24GF-1520, with 17.7 g/t gold (Au) over 8.0 m.

To view that press release click https://www.mcewenmining.com/investor-relations/press-releases/press-release-details/2025/2024-Drilling-Campaign-at-Grey-Fox-Finishes-Strong-24GF-1520-17.7-gt-Gold-over-8.0-m-24GF-1522-55.6-gt-Gold-over-0.6-m--24GF-1520-9.8-gt-Gold-over-2.1-m.-2025-Drilling-Campaign-Is-Underway.-First-Results-from-Gibson-Zone-25GF-1525-12.9-gt-Gold-over-4.

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The 2025 exploration budget for the Fox Complex is $9.7 million and will include 68,500 meters of diamond drilling.

Exploration at Gold Bar Mine

In 2024, $7.2 million was invested in exploration that focused on near-term production targets at the Gold Bar properties. In addition, exploration started in Q4 at our newly acquired Timberline properties, with an investment of $1.2 million.

Last year's exploration drilling program extended the expected life of the Gold Bar mine to 2029 and identified multiple near-surface targets. The 2025 exploration budget for Gold Bar is a similar amount to 2024.

On March 3rd, 2025, we announced initial exploration results from our Timberline-Eureka properties, which demonstrated the continuity of oxide gold mineralization along a 1.6-km-long (1 mile) section of the Windfall fault zone. Drilling also encountered mineralization extending below the bottoms of the historical pits. One of the better intercepts was from hole WF006, which returned 2.85 g/t Au over 33.5 m from 64.0 m.

To view that press release click https://www.mcewenmining.com/investor-relations/press-releases/press-release-details/2025/McEwen-Mining-Highlights-from-2024-Drilling-at-the-Recently-Acquired-Timberline-Property-Assay-Highlights.

Additional drilling at Windfall is planned for 2025.

Individual Mine Performance and Growth Plans (See Table 1)

Gold Bar, Nevada, USA

Gold Bar Performance

Gold Bar Mine successfully delivered 44,581 GEOs in 2024, aligning with our production and cost guidance, despite a planned 65% production decrease in Q4 due to mine sequencing adjustments. The planned reduction was driven by the completion of mining at the Gold Bar South deposit, coupled with the commencement of the pre-stripping activities at the Pick deposit.

During 2025, production costs per GEO will be higher in H1 due to the continuing stripping phase at the Pick deposit. However, as gold production is expected to increase steadily through the balance of the year, costs per GEO are expected to decline. For 2025, guidance is 40,000 to 45,000 GEOs at a cash cost per GEO sold(1) of $1,500 to $1,700 and an AISC per GEO sold(1) of $1,700 to $1,900, some 6-7% higher than 2024.

Gold Bar Growth Potential

Exploration drilling is ongoing at the Timberline-Eureka properties (Windfall Canyon and Lookout Mountain), which were acquired through the Timberline Resources acquisition in August 2024. In Q4 2024, we initiated preliminary data gathering to support the permitting process for these properties. With production planned at Windfall Canyon in 2028 and Lookout Mountain in 2030, the Gold Bar Complex is positioned for continued production growth, extending mine life beyond the current 2029 estimate.

Additionally, ongoing exploration at the existing Gold Bar operations also has the potential to further extend mine life. These efforts could set the stage for increased production through concurrent operations at both the Gold Bar and the Eureka properties.

Fox Complex, Timmins, Canada

Fox Complex Performance

A stope failure in Q2 plus workforce constraints that delayed stope development and availability resulted in Fox missing guidance for gold production and unit costs. Production in 2024 was 30,151 GEOs, 25% below guidance and cash cost per GEO sold(1) and AISC per GEO sold(1) were higher than guidance by 24% and 28% respectively. Some of the stopes initially scheduled for mining in 2024 have been deferred to 2025 and guidance for the year is 30,000 to 35,000 GEOs at cash cost per GEO sold(1) of $1,600 to $1,800 and an improved AISC per GEO sold(1) of $1,700 to $1,900.

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During 2025, the development of underground ramp access from the portal to the Stock orebodies will be a major focus. Stock will become the primary source of feed in 2026, following the completion of mining from the Froome and Black Fox deposits. The capital expenditures for the portal and ramp development are fully funded by the $11.3 million (CAD$16.4 million) flow-through financing, completed in June 2024, together with the $60.0 million allocated from the convertible notes financing secured in February 2025.

Fox Complex Growth Potential

Preliminary mine plans, capital infrastructure requirements, and permitting timelines are under review at the Fox Complex to support a doubling of gold production to 60,000 ounces in 2027 and a possible four- to fivefold increase to between 120,000 and 150,000 ounces in 2030, subject to timely permit approval. This expansion will include the start of mining at the Grey Fox property and the Fuller deposit, alongside continued production at the Stock operation. The advancement at the Fox Complex is a direct result of the significant ongoing investment in exploration.

San José, Santa Cruz, Argentina (4)

San José Performance

McEwen Mining has a 49%, non-operator interest in the San José mine. On a 100% basis, the mine produced 122,653 GEOs in 2024, which was within guidance. However, cash cost per GEO sold(1) and AISC per GEO sold(1) were higher than guidance by 16% and 26% respectively, primarily due to decreases in the head grades of gold and silver processed of 10% and 6%, respectively.

San José Growth Potential

The construction and installation of a new vertical mill was completed in mid-December 2024, expanding plant capacity from 1,720 to 2,000 tonnes per day. Consequently, attributable 2025 production for our 49% interest is expected to be between 50,000 to 60,000 GEOs at a cash cost per GEO sold of $1,600 to $1,800 and a reduced AISC per GEO sold of $1,900 to $2,100.

Table 1: Production & Costs per GEO Sold for Full Years 2023 & 2024, and 2024 & 2025 Guidance:

	Full Year		Full Year 2024	Full Year 2025
	2023	2024	Guidance Range	Guidance Range
Consolidated Production
GEOs(2)(3)	154,587	135,884	130,000-145,000	120,000-140,000
Gold Bar Mine, Nevada
GEOs(2)	43,678	44,581	40,000-43,000	40,000-45,000
Cash Costs/GEO(1)	$1,565	$1,425	$1,450-1,550	$1,500-$1,700
AISC/GEO(1)	$1,891	$1,677	$1,650-1,750	$1,700-$1,900
Fox Complex, Canada
GEOs(2)	44,439	30,151	40,000-42,000	30,000-35,000
Cash Costs/GEO(1)	$1,157	$1,642	$1,225-1,325	$1,600-$1,800
AISC/GEO(1)	$1,351	$1,980	$1,450-1,550	$1,700-$1,900
San José Mine, Argentina (49%)(4)
GEOs(2)	65,673	60,100	50,000-60,000	50,000-60,000
Cash Costs/GEO(1)	$1,413	$1,742	$1,300-1,500	$1,600-$1,800
AISC/GEO(1)	$1,840	$2,139	$1,500-1,700	$1,900-$2,100

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Notes:

1.	Adjusted EBITDA, cash costs per ounce and all-in sustaining costs (AISC) per ounce are non-GAAP financial performance measures with no standardized definition under U.S. GAAP. For definition and reconciliation of the non-GAAP measures see "Non-GAAP Financial Measures" section in this press release below.
2.	'Gold Equivalent Ounces' are calculated based on a gold to silver price ratio of 85:1 for 2024, 83:1 for 2023. 2024 and 2025 production guidance are calculated based on 85:1 gold to silver price ratio.
3.	El Gallo contributed 797 GEOs of production in 2023 and 1,052 GEOs of production in 2024.
4.	Please refer to the “Reliability of Information Regarding San José” section in this press release.

Activities in 2024

In June, McEwen Mining completed a flow-through share issuance, at a 19% premium over our share price, for gross proceeds of $21.9 million. The proceeds are being used at the Fox Complex for exploration drilling and ramp development at the Stock property.

In August, the Company completed its acquisition of Timberline Resources Corporation. This transaction creates synergies with our existing Gold Bar mine operations and offers near-term development potential.

In June and October, McEwen Copper completed two tranches of a private placement offering at a subscription price of $30 per share, raising $56 million, which included investments of $35 million from Nuton LLC, a Rio Tinto venture, $14 million from McEwen Mining, $5 million from Rob McEwen, and $2 million from two other investors. As a result, McEwen Mining's ownership in McEwen Copper became 46.4%.

McEwen Copper holds a 100% interest in the Los Azules copper project in San Juan, Argentina, and the Elder Creek exploration project in Nevada, USA. The last financing tranches completed by McEwen Copper gave it an implied market value of $984 million. McEwen Mining’s 46.4% ownership in McEwen Copper alone represents a value of $8.47 behind every MUX share.

Subsequent Events in 2025

In January, McEwen Mining amended its Third Amended and Restated Credit Agreement (the "Amendment") to extend the credit facility maturity date from August 31, 2026 to August 31, 2028, and extended the commencement date for monthly mandatory repayments of drawn principal from January 31, 2025 to January 31, 2027. The Amendment requires the Company to issue common shares to the lender, representing 2% of the outstanding principal as of March 31, 2025. Additionally, on February 21, the Company repaid $20.0 million of the 9.75% secured debt, reducing the principal to half under this credit agreement.

In March, McEwen Mining closed a $6.93 million (CAD$10 million) investment in Goliath Resources Limited, an exploration-stage company with an exciting gold discovery in the Golden Triangle region of British Columbia. McEwen Mining acquired approximately 5.4% of Goliath on a partially diluted basis.

Also in March, McEwen Mining announced its intention to make a $1.39 million (CAD$2 million) investment in Canadian Gold Corp., an advanced exploration-stage company with a promising brownfield asset near Flin Flon in Manitoba. Upon closing, McEwen Mining will own approximately 7.1% of Canadian Gold Corp on a partially diluted basis.

McEwen Copper

McEwen Copper Progress and Key Developments

In 2024, McEwen Copper invested $114.5 million in exploration expenditures at the Los Azules copper project in Argentina. These funds primarily supported key activities required for completing our planned feasibility study, including an extensive drilling program along with the development of geological and hydrological models.

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Including amounts spent by Minera Andes Inc. before 2012, and McEwen Mining before 2021, over $380 million has been invested in advancing the Los Azules project.

In February, McEwen Copper, through its wholly owned subsidiary, Andes Corporacion Minera S.A., applied for admission of the Los Azules project to Argentina's Regime of Incentives for Large Investments ("RIGI") program. If successful, the RIGI is expected to provide significant fiscal and regulatory benefits, including tax reductions, export duty exemptions, and a 30-year tax stability guarantee.

In December, McEwen Copper received approval for the Environmental Impact Assessment ("EIA"), the key environmental permit for constructing and operating the Los Azules copper project. This represents a major milestone toward feasibility and future development. Submitted in April 2023, the EIA underwent a rigorous evaluation by the San Juan Provincial Government's Ministry of Mines and 14 other institutions.

McEwen Copper Growth Potential

Following the EIA approval, Los Azules is advancing toward a definitive feasibility study, with construction potentially starting in late 2026. This would position McEwen Copper as a leader in sustainable mining and a key economic driver in the San Juan province.

Environmental, Social, and Governance

McEwen Mining is committed to industry-leading sustainability practices that drive responsible mining, reduce environmental impact, and create long-term benefits for local communities. Our Environmental, Social and Governance (ESG) strategy aligns with global best practices, including the Global Reporting Initiative (GRI) framework. Our mission is to operate safely and respectfully toward our stakeholders, as we strive for continuous improvement throughout the responsible and sustainable development of our mining projects. Our ESG highlights from 2021 to 2024 include:

Health and Safety

For 2024, at our 100% owned Fox Complex and Gold Bar operations:

•	We reported a Total Recordable Injury Frequency Rate (TRIFR) of 1.30 for Fox Complex and 1.08 for Gold Bar.

•	We continued to maintain a Lost Time Injury Frequency Rate (LTIFR) of 0, consistent with 2022 and 2023, reflecting our strong safety performance.

Gold Bar safety record is excellent, with 5 years without a Lost Time Injury (LTI), and the Fox Complex is catching up, with 3.5 years without an LTI.

Environment

At our 100% owned Fox Complex and Gold Bar operations:

•	We reported zero significant environmental incidents and zero reportable spills in 2022, 2023 and 2024.

•	Water recycling rates at our 100%-owned operations have improved dramatically from 2021 to 2024, rising from 24% in 2021, to over 90% in both 2023 and 2024.

•	Our water consumption in 2024 decreased from 2023, by 38% at the Fox Complex (from 1,423,000 m3 to 884,000 m3), and by 21% at the Gold Bar Mine (from 206,000 m3 to 163,000 m3).

•	During 2024, we revised our Operations, Maintenance and Surveillance manual for tailings handling, in line with our policies. Our annual dam safety inspection at the Fox Complex was completed in late 2024 with no significant findings.

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Management Conference Call

Management will discuss our Q4 and year-end 2024 financial results and project developments and follow with a question-and-answer session. Questions can be asked directly by participants over the phone during the webcast.

Tuesday, March 18th 2025 at 11:00 AM EDT	Toll Free Dial-In North America:	(888) 210-3454
	Toll Free Dial-In Other Countries:	https://events.q4irportal.com/custom/access/2324/
	Toll Dial-In:	(646) 960-0130
	Conference ID Number:	3232920
	Webcast Link:	https://events.q4inc.com/attendee/492546978/guest

An archived replay of the webcast will be available approximately 2 hours after the conclusion of the live event. Access the replay on the Company’s media page at https://www.mcewenmining.com/media.

NON-GAAP FINANCIAL PERFORMANCE MEASURES

We have included in this report certain non-GAAP performance measures as detailed below. In the gold mining industry, these are common performance measures but do not have any standardized meaning and are considered non-GAAP measures. We use these measures to evaluate our business on an ongoing basis and believe that, in addition to conventional measures prepared in accordance with GAAP, certain investors use such non-GAAP measures to evaluate our performance and ability to generate cash flow. We also report these measures to provide investors and analysts with useful information about our underlying costs of operations and clarity over our ability to finance operations. Accordingly, they are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. There are limitations associated with the use of such non-GAAP measures. We compensate for these limitations by relying primarily on our US GAAP results and using the non-GAAP measures supplementally.

The non-GAAP measures are presented for our wholly owned mines and our interest in the San José mine. The amounts in the reconciliation tables labeled “49% basis” were derived by applying to each financial statement line item the ownership percentage interest used to arrive at our share of net income or loss during the period when applying the equity method of accounting. We do not control the interest in or operations of MSC and the presentations of assets and liabilities and revenues and expenses of MSC do not represent our legal claim to such items. The amount of cash we receive is based upon specific provisions of the Option and Joint Venture Agreement (“OJVA”) and varies depending on factors including the profitability of the operations.

The presentation of these measures, including the minority interest in the San José, has limitations as an analytical tool. Some of these limitations include:

•	The amounts shown on the individual line items were derived by applying our overall economic ownership interest percentage determined when applying the equity method of accounting and do not represent our legal claim to the assets and liabilities, or the revenues and expenses; and

•	Other companies in our industry may calculate their cash cost per ounce and all-in sustaining costs differently than we do, limiting the usefulness as a comparative measure.

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Cash Costs and All-In Sustaining Costs

The terms cash costs, cash cost per ounce, all-in sustaining costs (“AISC”), and all-in sustaining cost per ounce used in this report are non-GAAP financial measures. We report these measures to provide additional information regarding operational efficiencies on an individual mine basis, and believe these measures provide investors and analysts with useful information about our underlying costs of operations.

Cash costs consist of mining, processing, on-site general and administrative expenses, community and permitting costs related to current operations, royalty costs, refining and treatment charges (for both doré and concentrate products), sales costs, export taxes and operational stripping costs, but exclude depreciation and amortization (non-cash items). The sum of these costs is divided by the corresponding gold equivalent ounces sold to determine a per ounce amount.

All-in sustaining costs consist of cash costs (as described above), plus accretion of retirement obligations and amortization of the asset retirement costs related to operating sites, environmental rehabilitation costs for mines with no reserves, sustaining exploration and development costs, sustaining capital expenditures and sustaining lease payments. Our all-in sustaining costs exclude the allocation of corporate general and administrative costs. The following is additional information regarding our all-in sustaining costs:

•	Sustaining operating costs represent expenditures incurred at current operations that are considered necessary to maintain current annual production at the mine site and include mine development costs and ongoing replacement of mine equipment and other capital facilities. Sustaining capital costs do not include costs of expanding the project that would result in improved productivity of the existing asset, increased existing capacity or extended useful life.

•	Sustaining exploration and development costs include expenditures incurred to sustain current operations and to replace reserves and/or resources extracted as part of the ongoing production. Exploration activity performed near-mine (brownfield) or new exploration projects (greenfield) are classified as non-sustaining.

The sum of all-in sustaining costs is divided by the corresponding gold equivalent ounces sold to determine a per ounce amount.

Costs excluded from cash costs and all-in sustaining costs, in addition to depreciation and depletion, are income and mining tax expenses, all corporate financing charges, costs related to business combinations, asset acquisitions and asset disposal, and any items that are deducted for the purpose of normalizing items.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure, production costs applicable to sales.

	Three months ended December 31, 2024			Year ended December 31, 2024
	Gold Bar	Fox Complex	Total	Gold Bar	Fox Complex	Total

	(in thousands, except per ounce)			(in thousands, except per ounce)
Production costs applicable to sales (100% owned)	$14,032	$12,423	$26,455	$63,547	$49,766	$113,313
In-mine exploration	149	—	149	796	—	796
Capitalized mine development (sustaining)	2,617	2,361	4,978	7,863	9,955	17,818
Capital expenditures on plant and equipment (sustaining)	1,407	—	1,407	2,491	—	2,491
Sustaining leases	14	68	82	84	273	357
All-in sustaining costs	$18,219	$14,852	$33,071	$74,781	$59,994	$134,775
Ounces sold, including stream (GEO)	6.6	6.6	13.2	44.6	30.3	74.9
Cash cost per ounce sold ($/GEO)	$2,136	$1,874	$2,004	$1,425	$1,642	$1,513
AISC per ounce sold ($/GEO)	$2,773	$2,240	$2,505	$1,677	$1,980	$1,799

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	Three months ended December 31, 2023			Year ended December 31, 2023
	Gold Bar	Fox Complex	Total	Gold Bar	Fox Complex	Total

	(in thousands, except per ounce)			(in thousands, except per ounce)
Production costs applicable to sales (100% owned)	$25,889	$13,298	$39,187	$67,335	$51,895	$119,230
In-mine exploration	1,705	—	1,705	4,759	—	4,759
Capitalized underground mine development (sustaining)	—	2,119	2,119	—	8,046	8,046
Capital expenditures on plant and equipment (sustaining)	1,374	—	1,374	9,028	—	9,028
Sustaining leases	11	153	164	248	676	923
All-in sustaining costs	$28,979	$15,570	$44,549	$81,370	$60,617	$141,986
Ounces sold, including stream (GEO)	19.2	10.6	29.9	43.0	44.9	87.9
Cash cost per ounce sold ($/GEO)	$1,345	$1,253	$1,313	$1,565	$1,157	$1,356
AISC per ounce sold ($/GEO)	$1,506	$1,467	$1,492	$1,891	$1,351	$1,615

	Three months ended December 31, 2022			Year ended December 31, 2022
	Gold Bar	Fox Complex	Total	Gold Bar	Fox Complex	Total

	(in thousands, except per ounce)			(in thousands, except per ounce)
Production costs applicable to sales (100% owned)	$8,666	$10,742	$19,408	$43,500	$36,845	$80,345
In-mine exploration	505	—	505	3,335	—	3,335
Capitalized underground mine development (sustaining)	—	4,317	4,317	—	15,448	15,448
Capital expenditures on plant and equipment (sustaining)	1,576	—	1,576	3,084	—	3,084
Sustaining leases	191	110	301	1,754	619	2,373
All-in sustaining costs	$10,938	$15,169	$26,107	$51,673	$52,912	$104,585
Ounces sold, including stream (Au Eq. oz)	8.0	9.4	17.4	26.8	36.1	62.9
Cash cost per ounce ($/Au Eq. oz sold)	$1,083	$1,137	$1,112	$1,622	$1,020	$1,276
AISC per ounce ($/Au Eq. oz sold)	$1,367	$1,606	$1,496	$1,927	$1,465	$1,662

	Three months ended December 31,		Year ended December 31,
	2024	2023	2024	2023	2022

San José mine cash costs (100% basis)	(in thousands, except per ounce)
Production costs applicable to sales	$60,929	$45,800	$215,065	$177,234	$182,195
Site exploration expenses	303	1,831	5,229	9,167	8,946
Capitalized underground mine development (sustaining)	8,079	10,379	29,504	38,318	37,959
Less: Depreciation	(696)	(768)	(2,732)	(2,930)	(1,990)
Capital expenditures (sustaining)	7,316	2,106	16,990	9,224	11,636
All-in sustaining costs	$75,931	$59,348	$264,056	$231,013	$238,746
Ounces sold (GEO)	37.3	39.7	123.5	127.3	139.5
Cash cost per ounce sold ($/GEO)	$1,635	$1,155	$1,742	$1,393	1,306
AISC per ounce sold ($/GEO)	$2,038	$1,497	$2,139	$1,815	1,711

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Adjusted EBITDA and Adjusted EBITDA per Share

Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) is a non-GAAP financial measure and does not have any standardized meaning. We use adjusted EBITDA to evaluate our operating performance and ability to generate cash flow from our wholly owned operations in production; we disclose this metric as we believe this measure provides valuable assistance to investors and analysts in evaluating our ability to finance our precious metal operations and capital activities separately from our copper exploration operations. The most directly comparable measure prepared in accordance with GAAP is net loss before income and mining taxes. Adjusted EBITDA is calculated by adding back McEwen Copper's income or loss impacts on our consolidated income or loss before income and mining taxes.

The following table presents a reconciliation of adjusted EBITDA:

	Three months ended December 31,		Year ended December 31,
	2024	2023	2024	2023	2022

	(in thousands)		(in thousands)
(Loss) income before income and mining taxes	$(7,161)	$156,865	$(46,739)	$67,036	$(80,288)
Less:
Depreciation and depletion	6,854	6,073	30,863	30,359	20,434
Loss from investment in McEwen Copper Inc.	10,297	57,821	46,977	57,821	—
Dilution gain from investments in McEwen Copper Inc.	(5,777)	—	(5,777)	—	—
Gain on deconsolidation of McEwen Copper Inc.	—	(222,157)	—	(222,157)	—
Advanced Projects – McEwen Copper Inc.	—	—	—	76,345	61,148
General, interest and other – McEwen Copper Inc.	—	(4,451)	—	(7,484)	(13,268)
Interest expense	983	982	3,911	5,749	5,488
Adjusted EBITDA	$5,196	$(4,867)	$29,235	$7,669	$(6,486)
Weighted average shares outstanding (thousands)	52,926	47,844	51,021	47,544	47,427
Adjusted EBITDA per share	$0.10	$(0.10)	$0.57	$0.16	$(0.14)

Technical Information

The technical content of this news release related to financial results, mining and development projects has been reviewed and approved by William (Bill) Shaver, P.Eng., COO of McEwen Mining and a Qualified Person as defined by SEC S-K 1300 and the Canadian Securities Administrators National Instrument 43-101 "Standards of Disclosure for Mineral Projects."

Reliability of Information Regarding San José

The Company accounts for its investment in Minera Santa Cruz S.A., the owner of the San José Mine, using the equity method. The Company relies on the management of MSC to provide accurate financial information prepared in accordance with GAAP. While the Company is not aware of any errors or possible misstatements of the financial information provided by MSC, MSC is responsible for and has supplied to the Company all reported results from the San José Mine, and such results are unaudited as of the date of this release. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.'s (the "Company") estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the Company to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, foreign exchange volatility, foreign exchange controls, foreign currency risk, and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining's Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and other filings with the Securities and Exchange Commission, under the caption "Risk Factors", for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

McEwen Mining Inc.	Page 10

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by the management of McEwen Mining Inc.

ABOUT MCEWEN MINING

McEwen Mining Inc. is a gold and silver producer with operations in Nevada (USA), Canada, Mexico, and Argentina. The company also owns 46.4% of McEwen Copper, which develops the large, advanced-stage Los Azules copper project. Los Azules aims to become Argentina's first regenerative copper mine and is committed to achieving carbon neutrality by 2038.

Focused on enhancing productivity and extending the life of its assets, the Company's goal is to increase its share price and provide investor yield. Rob McEwen, Chairman and Chief Owner, has a personal investment in the companies of US$205 Million. His annual salary is US$1.

McEwen Mining's shares are publicly traded on the New York Stock Exchange (NYSE) and the Toronto Stock Exchange (TSX) under the symbol "MUX".

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WEB SITE	SOCIAL MEDIA
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CONTACT INFORMATION		Twitter:	twitter.com/mcewenmining
150 King Street West		Instagram:	instagram.com/mcewenmining
Suite 2800, PO Box 24
Toronto, ON, Canada	McEwen Copper	Facebook:	facebook.com/ mcewencopper
M5H 1J9		LinkedIn:	linkedin.com/company/mcewencopper
		Twitter:	twitter.com/mcewencopper
Relationship with Investors:		Instagram:	instagram.com/mcewencopper
(866)-441-0690 - Toll free line
(647)-258-0395	Rob McEwen	Facebook:	facebook.com/mcewenrob
Mihaela Iancu ext. 320		LinkedIn:	linkedin.com/in/robert-mcewen-646ab24
info@mcewenmining.com		Twitter:	twitter.com/robmcewenmux

McEwen Mining Inc.	Page 11